Exhibit 99.1

August 21, 2019	For more information:
Linda L. Tasseff
FOR IMMEDIATE RELEASE	Director, Investor Relations
(904) 858-2639
ltasseff@steinmart.com

Stein Mart, Inc. Reports Second Quarter Fiscal 2019 Results

•	Operating income of $0.2 million in the second quarter of 2019 compared to $2.0 million in 2018

•	Net loss of $2.1 million, or $0.04 per share in the second quarter of 2019 compared to net loss of $1.0 million, or $0.02 per share in 2018

•	Outstanding debt reduced $36.8 million compared to end of second quarter of 2018

•	Strategic sales initiatives rolling out in the second half

JACKSONVILLE, Fla. – Stein Mart, Inc. (NASDAQ: SMRT) today announced financial results for the second quarter ended August 3, 2019.

For the second quarter, operating income was $0.2 million for 2019 compared to $2.0 million for 2018. Net loss for the second quarter was $2.1 million or $0.04 per diluted share for 2019 compared to net loss of $1.0 million or $0.02 per diluted share for 2018. Adjusted earnings before interest, income taxes, depreciation and amortization for the first half of 2019 was $20.8 million compared to $28.7 million for the first half of 2018 (see Note 1).

As reported earlier, comparable sales in the first quarter benefitted by approximately 150 basis points from the shift of a 12-Hour Sale event from the second quarter to the first. Excluding the shift, adjusted comparable sales decreased an estimated 3.3 percent for the first quarter of 2019 and 1.9 percent for the second quarter.

“After a slow start to the quarter caused by the event shift and soft selling, comp sales stabilized in the combined June/July period to essentially flat,” said Hunt Hawkins, Chief Executive Officer. “With our fall sales-driving initiatives beginning to roll out this month, we believe our comp sales trend will improve in the second half.”

This month, Stein Mart is launching its new Kids department and Buy Online, Pick Up in Store service. The Company will also début a Fine Jewelry product line by October. These and other initiatives are expected to drive incremental sales and store traffic beginning this fall.

Net Sales

Net sales for the second quarter of 2019 were $292.4 million compared to $310.9 million for the second quarter of 2018. Net sales were impacted by comparable sales results, including the event shift, and fewer stores operating during the quarter. Comparable sales for the second quarter of 2019 decreased 3.6 percent (see Note 2), or decreased 1.9 percent on an adjusted basis. Digital sales increased 7 percent over last year’s second quarter.

For the first six months of 2019, net sales decreased 4.9 percent to $606.5 million while comparable sales decreased 2.6 percent to last year. Net sales were impacted by comparable sales results and fewer stores operating during the year. Digital sales increased 11 percent over last year’s first half.

Gross Profit

Gross profit for the second quarter of 2019 was $74.7 million compared to $79.3 million in 2018. The gross profit rate for the second quarter of 2019 was flat to last year’s significantly improved rate of 25.5 percent of sales.

Gross profit for the first six months of 2019 was $162.1 million or 26.7 percent of sales compared to $175.3 million or 27.5 percent of sales in 2018. The decrease in the first half gross profit rate reflects higher markdowns as a percent of sales, as well as the deleverage of occupancy costs on lower sales. Markdowns were higher as a percent of sales primarily due to a planned accelerated markdown cadence.

Selling, General and Administrative Expenses

Selling, general and administrative (“SG&A”) expenses for the second quarter of 2019 were $78.5 million compared to $80.9 million in 2018. For the first six months, SG&A expenses were $164.6 million in 2019 and $171.4 million in 2018. The decrease in SG&A expenses for both periods was primarily from lower store related expenses, including the impact of closed stores.

Cash Flows

Inventories were $238.4 million at the end of the second quarter of 2019 compared to $240.8 million at the same time last year. Inventories at the end of the second quarter of 2019 included higher amounts for the planned acceleration of receipts for categories that were trending strong, as well as amounts to support our recently launched Kids department. Excluding these impacts, average inventories per store were down 3 percent to last year.

Accounts payable was $21.0 million higher at the end of the second quarter of 2019 compared to the end of the second quarter of 2018, reflecting improved credit terms from our vendors and factors since the second quarter of 2018.

Debt decreased $36.8 million to $138.5 million at the end of the second quarter of 2019 compared to $175.3 million at the end of the second quarter of 2018. Unused availability under our credit facility increased $18.6 million to $61.9 million at the end of the second quarter of 2019 compared to $43.3 million at the end of the second quarter of 2018. At the end of the second quarter of 2019, we had an additional $15.5 million available to borrow that would be collateralized by life insurance policies.

Store Activity

We had 283 stores at the end of the second quarter of 2019 compared to 289 at the end of the second quarter of 2018. We closed four stores during the first half of 2019, which completes our store plans for the year.

Lease Accounting

We adopted the new lease accounting standard during the first quarter of 2019. The new standard required us to recognize right-of-use assets and lease liabilities for operating leases on the Condensed Consolidated Balance Sheet.

Prior Year Financial Statements

Prior year amounts in the attached financial statements have been revised to reflect a correction to the impairment of fixed assets, as described in Note 2 to the financial statements included in our Form 10-Q for first quarter of 2019.

Filing of Form 10-Q

Reported results are preliminary and not final until the filing of our Form 10-Q for the fiscal quarter ended August 3, 2019 with the Securities and Exchange Commission (“SEC”), and therefore remain subject to adjustment.

Conference Call

A conference call to discuss the Company’s second quarter results will be held at 4:30 p.m. ET on August 21, 2019. The call may be heard on the Company’s investor relations website at http://ir.steinmart.com. A replay of the conference call will be available on the website through August 31, 2019.

Investor Presentation

Stein Mart’s second quarter 2019 investor presentation has been posted to the investor relations portion of the Company’s website at http://ir.steinmart.com.

About Stein Mart

Stein Mart, Inc. is a national specialty off-price retailer offering designer and name-brand fashion apparel, home décor, accessories and shoes at everyday discount prices. Stein Mart provides real value that customers love every day both in stores and online. For more information, please visit www.steinmart.com.

Cautionary Statement Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this release may be forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation: dependence on our ability to purchase merchandise at competitive terms through relationships with our vendors and their factors, consumer sensitivity to economic conditions, competition in the retail industry, changes in fashion trends and consumer preferences, ability to implement our strategic plans to sustain profitable growth, effectiveness of advertising and marketing, capital availability and debt levels, ability to negotiate acceptable lease terms with current and potential landlords, ability to successfully implement strategies to exit under-performing stores, extreme and/or unseasonable weather conditions, adequate sources of merchandise at acceptable prices, dependence on certain key personnel and ability to attract and retain qualified employees, increases in the cost of compensation and employee benefits, impacts of seasonality, disruption of the Company’s distribution process, dependence on imported merchandise, information technology failures, data security breaches, single supplier for shoe department, single provider for Ecommerce website, acts of terrorism, ability to adapt to new regulatory compliance and disclosure obligations, material weaknesses in internal control over financial reporting and other risks and uncertainties described in the Company’s filings with the SEC.

Stein Mart, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands, except per share amounts)

	13 Weeks Ended	13 Weeks Ended	26 Weeks Ended	26 Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net sales	$292,369	$310,859	$606,526	$637,464
Other revenue	3,963	3,569	9,188	7,951

Total revenue	296,332	314,428	615,714	645,415
Cost of merchandise sold	217,703	231,519	444,401	462,140
Selling, general and administrative expenses	78,470	80,936	164,606	171,445

Operating income	159	1,973	6,707	11,830
Interest expense, net	2,192	2,865	4,718	5,328

(Loss) income before income taxes	(2,033)	(892)	1,989	6,502
Income tax expense	52	60	105	120

Net (loss) income	$(2,085)	$(952)	$1,884	$6,382

Net (loss) income per share:
Basic	$(0.04)	$(0.02)	$0.04	$0.14

Diluted	$(0.04)	$(0.02)	$0.04	$0.14

Weighted-average shares outstanding:
Basic	47,406	46,669	47,258	46,639

Diluted	47,406	46,669	47,581	47,139

Stein Mart, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands, except for share and per share data)

	August 3, 2019	February 2, 2019	August 4, 2018
ASSETS
Current assets:
Cash and cash equivalents	$9,481	$9,049	$10,030
Inventories	238,433	255,884	240,813
Prepaid expenses and other current assets	30,817	28,326	34,215

Total current assets	278,731	293,259	285,058
Property and equipment, net	110,344	119,740	134,930
Operating lease assets	362,244	—	—
Other assets	23,910	24,108	24,970

Total assets	$775,229	$437,107	$444,958

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$87,301	$89,646	$66,272
Current portion of debt	—	—	125,253
Current portion of operating lease liabilities	80,300	—	—
Accrued expenses and other current liabilities	75,861	77,650	73,741

Total current liabilities	243,462	167,296	265,266
Long-term debt	137,762	153,253	49,286
Deferred rent	—	39,708	40,814
Noncurrent operating lease liabilities	319,150	—	—
Other liabilities	31,138	33,897	36,881

Total liabilities	731,512	394,154	392,247

COMMITMENT S AND CONTINGENCIES
Shareholders’ equity:
Preferred stock - $.01 par value; 1,000,000 shares authorized; no shares issued or outstanding Common stock - $.01 par value; 100,000,000 shares authorized; 48,225,585, 47,874,286 and 47,937,786 shares issued and outstanding, respectively	482	479	479
Additional paid-in capital	61,208	60,172	57,888
Retained deficit	(18,194)	(17,951)	(5,419)
Accumulated other comprehensive income (loss)	221	253	(237)

Total shareholders’ equity	43,717	42,953	52,711

Total liabilities and shareholders’ equity	$775,229	$437,107	$444,958

Stein Mart, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	26 Weeks Ended	26 Weeks Ended
	August 3, 2019	August 4, 2018
Cash flows from operating activities:
Net income	$1,884	$6,382
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	14,123	15,824
Share-based compensation	1,046	1,842
Store closing benefits	(101)	(92)
Impairment of property and other assets	11	689
Loss on disposal of property and equipment	43	102
Changes in assets and liabilities:
Inventories	17,451	29,424
Prepaid expenses and other current assets	(3,290)	(7,595)
Other assets	(456)	(2,329)
Accounts payable	(2,400)	(53,528)
Accrued expenses and other current liabilities	(2,196)	(4,619)
Operating lease assets and liabilities, net	(3,092)	—
Other liabilities	(3,189)	(2,984)

Net cash provided by (used in) operating activities	19,834	(16,884)

Cash flows from investing activities:
Net acquisition of property and equipment	(3,458)	(4,082)
Proceeds from cancelled corporate owned life insurance policies	—	2,514
Proceeds from insurance claims	82	296

Net cash used in investing activities	(3,376)	(1,272)

Cash flows from financing activities:
Proceeds from borrowings	185,288	781,051
Repayments of debt	(200,871)	(761,923)
Debit issuance costs	—	(896)
Cash dividends paid	(70)	(122)
Capital lease payments	(366)	(367)
Proceeds from exercise of stock options and other	107	90
Repurchase of common stock	(114)	(47)

Net cash (used in) provided by financing activities	(16,026)	17,786

Net increase (decrease) in cash and cash equivalents	432	(370)
Cash and cash equivalents at beginning of year	9,049	10,400

Cash and cash equivalents at end of period	$9,481	$10,030

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). However, management believes that certain non-GAAP financial measures provide users of the Company’s financial information with additional useful information in evaluating operating performance.

Note 1: Adjusted EBITDA

EBITDA is defined as earnings before interest, income taxes, depreciation and amortization. EBITDA is not a measure of financial performance under GAAP. However, we present EBITDA in this release because we consider it to be an important supplemental measure of our performance and because it is frequently used by analysts, investors and others to evaluate the performance of companies. EBITDA is not calculated in the same manner by all companies. EBITDA should be used as a supplement to results of operations and cash flows as reported under GAAP and should not be considered to be a more meaningful measure than, or an alternative to, measures of operating performance as determined in accordance with GAAP.

The following table shows the Company’s reconciliation of net (loss) income to EBITDA and Adjusted EBITDA, which are considered Non-GAAP financial measures. Adjusted EBITDA excludes certain non-cash items (impairment charges) and amounts incurred with significant transactions or events that we believe are not indicative of our core operating performance.

	13 Weeks	13 Weeks	26 Weeks	26 Weeks
	Ended	Ended	Ended	Ended
	Aug. 3, 2019	Aug. 4, 2018	Aug. 3, 2019	Aug. 4, 2018
Net (loss) income	$(2,085)	$(952)	$1,884	$6,382
Add back amounts for computation of EBITDA:
Interest expense, net	2,192	2,865	4,718	5,328
Income tax expense	52	60	105	120
Depreciation and amortization	6,785	7,754	14,123	15,824

EBITDA	6,944	9,727	20,830	27,654
Adjustments:
Non-cash impairment charges	11	390	11	689
Expense related to legal settlements	2	32	2	43
New store pre-opening costs	—	99	—	291

Total adjustments	13	521	13	1,023

Adjusted EBITDA	$6,957	$10,248	$20,843	$28,677

Note 2: Changes in Comparable Sales

Management believes that providing calculations of changes in comparable sales including and excluding sales from licensed departments assists in evaluating the Company’s ability to generate sales growth, whether through owned businesses or departments licensed to third parties. The following table shows the Company’s reconciliation of these calculations.

13 Weeks Ended
August 3, 2019
Decrease in comparable sales excluding sales from licensed departments (1)	(4.4%)
Impact of growth in comparable sales of licensed departments (2)	0.8%

Decrease in comparable sales including sales from licensed departments	(3.6%)

26 Weeks Ended
August 4, 2019
Decrease in comparable sales excluding sales from licensed departments (1)	(3.4%)
Impact of growth in comparable sales of licensed departments (2)	0.8%

Decrease in comparable sales including sales from licensed departments	(2.6%)

(1)

Represents the period-to-period percentage change in net sales from stores open throughout the period presented and the same period in the prior year and all online sales of steinmart.com, excluding commissions from departments licensed to third parties.

(2)

Represents the impact of including sales of departments licensed to third parties throughout the period presented and the same period in the prior year and all online sales of steinmart.com in the calculation of comparable sales. The Company licenses its shoe and vintage handbag departments in its stores and online to third parties and receives a commission from these third parties based on a percentage of their sales. In these financial statements prepared in conformity with GAAP, the Company includes commissions (rather than sales of the departments licensed to third parties) in its net sales. The Company does not include the commission amounts from licensed department sales in its comparable sales calculations.